Exhibit 1.A.(5)(b)

Monarch Life Insurance Company Springfield, Massachusetts

Guarantee of Insurability Rider

This rider gives the owner the right to make additional payments at specified times under the Additional Payment Option of this policy, without our requiring a medical examination or other proof that you are still insurable. This right is called a Guaranteed Option.

Guaranteed Options	•	While this rider is in effect, the owner has a Guaranteed Option on each of the first five policy anniversaries.

	•	The owner may extend the Guaranteed Options to include a maximum of the next five policy anniversaries by submitting evidence of insurability which is satisfactory to us at least 30 days before the sixth policy anniversary. In no event will we allow a Guaranteed Option after the policy anniversary nearest the maximum age specified for purposes of this rider in Policy Schedule 1.

	•	If requested by the owner, we will send a notice reminding the owner of each Guaranteed Option.

Requirement for Using A Guaranteed Option	•	We must receive satisfactory notice and the additional payment while you are alive and not more than 30 days before or 30 days after the policy anniversary.

	•	If the owner does not exercise the Guaranteed Option within the period indicated, this rider will end.

	•	The amount of the additional payment must be at least $1,000, but not more than the maximum stated for purposes of this rider in Policy Schedule 1.

About The Additional Payment	•	The premium loading and deferred policy loading will be as shown for an additional payment in Policy Schedule 2.

	•	The additional payment that we accept will increase the policy values and will be allocated among the investment divisions as provided for under the Additional Payment Option of this policy.

Charge for This Rider	The charge, if any, for this rider is shown in Policy Schedule 2. This charge will be deducted from the investment base on the policy processing dates after the policy date while this rider is in effect.

When This Rider Ends	This rider will end on the earliest of the following:

• Upon written request from the owner;

• 30 days after the policy anniversary nearest the maximum age specified for purposes of this rider in Policy Schedule 1;

• The sixth policy anniversary if the owner has not extended the Guaranteed Options;

• The tenth policy anniversary if the owner has extended the Guaranteed Options;

• The failure to exercise a Guaranteed Option; or

• The date this policy ends.

This rider is part of the policy to which it’s attached.

Secretary	President

GIO86-S	75